EXHIBIT 11

                                     SPARTECH CORPORATION AND SUBSIDIARIES
                                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (In thousands, except per share amounts)
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

                                                                     THIRTEEN WEEKS ENDED         THIRTY-NINE WEEKS ENDED
                                                                     July 29,     July 30,         July 29,     July 30,
                                                                       1995         1994             1995         1994

NET EARNINGS
  Net Earnings                                                       $  3,820     $  3,075         $ 10,895     $  7,974

  Preferred stock dividend requirements                                     -         (548)          (1,098)      (1,585)

  Add:  Interest savings, net of tax effect, on retirement
          of debt from the proceeds received from the exercise
          of options and warrants in excess of 20% limitation               -           43                -          124

  Primary net earnings applicable to common shares                      3,820        2,570            9,797        6,513

  Add:  Preferred stock dividend elimination resulting from
          the assumed conversion of preferred stock                         -          548            1,098        1,585

  Fully diluted net earnings applicable to common shares             $  3,820     $  3,118         $ 10,895     $  8,098

WEIGHTED AVERAGE SHARES OUTSTANDING
  Weighted average common shares outstanding                           23,137        8,296           13,518        8,140

  Add:  Shares issuable from assumed exercise of options and
          warrants in excess of 20% limitation                            998        1,093              862        1,048

  Primary weighted average shares outstanding                          24,135        9,389           14,380        9,188

  Add:  Shares issuable from assumed conversion of preferred
          stock                                                             -       14,275            9,516       14,275

        Additional shares issuable from assumed exercise of
          options and warrants in excess of 20% limitation due
          to the difference in the share repurchase price under
          the fully diluted computation                                     -            -              149            -

  Fully diluted weighted average shares outstanding                    24,135       23,664           24,045       23,463

NET EARNINGS PER SHARE
  Primary                                                            $    .16     $    .28         $    .68     $    .70

  Fully Diluted                                                      $    .16     $    .13         $    .45     $    .34
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